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Exhibit 5.1

April 20, 2018

Teucrium Trading, LLC as Sponsor to Teucrium Commodity Trust 115 Christina Landing Drive Unit 2004 Wilmington, DE 19801

Re:
Teucrium Commodity Trust, and
Teucrium Corn Fund, a series of the Trust

Ladies and Gentlemen:

We have acted as counsel to Teucrium Trading, LLC, a Delaware limited liability company (the “Sponsor”), in its capacity as the sponsor of Teucrium Commodity Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of its Post-Effective Amendment No. 3 to the Trust’s Registration Statement on Form S-1 (the “Post-Effective Amendment”) relating to the issuance and sale by the Trust of 13,925,000 common units of fractional undivided beneficial interest (the “Shares”) in the Teucrium Corn Fund, a series of the Trust (the “Fund”), under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined:

(a)
the Post-Effective Amendment;

(b)
the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 11, 2009;

(c)
the Third Amended and Restated Declaration of Trust and Trust Agreement of the Trust, dated April 15, 2018, between the Sponsor and Wilmington Trust Company, a Delaware banking corporation, as trustee of the Trust;

(d)
the Certificate of Formation of the Sponsor, as filed with the Secretary of State on July 28, 2009;

(e)
the Amended and Restated Limited Liability Company Agreement of the Sponsor, dated October 26, 2009, as amended by the First Amendment to the Amended and Restated Limited Liability Company Operating Agreement of the Sponsor, dated September 30, 2011, and Second Amendment to the Amended and Restated Limited Liability Company Operating Agreement of the Sponsor, dated May 24, 2012;

(f)
the unanimous written consent of the members of the Sponsor acting on behalf of the Trust relating to the authorization, issuance, offer and sale of the Shares pursuant to the Post-Effective Amendment;

(g)
a form of Authorized Purchaser Agreement entered into by the Trust, the Sponsor and each Authorized Purchaser filed as an exhibit to the Post-Effective Amendment;

(h)
a Certificate of Good Standing for the Trust, dated April 19, 2018, obtained from the Secretary of State;

(i)
a Certificate of Good Standing for the Sponsor, dated April 19, 2018, obtained from the Secretary of State; and

(j)
such other instruments, documents and records of the Trust and others as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinion set forth below.

In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, and officers and the Trustee of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours, /S/ VEDDER PRICE VEDDER PRICE P.C.

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